EXHIBIT 12.1



                           Covanta Energy Corporation
  Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements
                                     (000s)

                                                                                      Years Ended December 31,
                                                                   2000          1999          1998         1997         1996



Earnings as Defined in Regulation S-K:  (A)
  Net income (loss) from continuing operations (B)                  ($85,621)     ($36,290)     $37,248      $36,787       $39,081
  Income taxes(C)                                                    (34,149)       (6,917)      21,557       21,715        27,255
  Minority interests                                                   4,781         6,176        4,053        1,823        (1,083)
  Fixed charges                                                      162,319       154,433      154,331      150,199       154,609
  Amortization of capitalized interest                                 2,199         2,199        2,199        2,199         2,199
  Distributed income of equity investees                               9,459        12,459        8,479       45,749
                                                               --------------------------------------------------------------------
   Subtotal                                                           58,988       132,060      227,867      258,472       222,061
  Less:
  Equity income in equity investees                                   24,088        13,005       19,340        1,784         3,569
  Capitalized interest                                                 2,285         3,158        2,590        1,775           485
  Minority interest of subsidiaries with no fixed charges              1,682         1,448          988
                                                               --------------------------------------------------------------------
   TOTAL EARNINGS                                                    $30,933      $114,449     $204,949     $254,913      $218,007
                                                               --------------------------------------------------------------------


Fixed Charges as Defined in Regulation S-K:  (D)
  Interest expense (E)                                              $130,933      $125,917     $129,536     $128,314      $134,076
  Amortization of debt issuance costs                                  8,062         7,258        8,095        7,105         7,309
  Capitalized interest                                                 2,285         3,158        2,590        1,775           485
  Interest factor in operating lease expense                          21,039        18,100       14,110       13,005        12,739
                                                               --------------------------------------------------------------------
   TOTAL FIXED CHARGES                                              $162,319      $154,433     $154,331     $150,199      $154,609
                                                               --------------------------------------------------------------------


PREFERRED DIVIDENDS (F)                                                  $97          $169         $219         $237          $277
                                                               --------------------------------------------------------------------

TOTAL FIXED CHARGES & PREFERRED DIVIDENDS                           $162,416      $154,602     $154,550     $150,436      $154,886
                                                               --------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES (G)                                  0.19          0.74         1.33         1.70          1.41
                                                               ====================================================================

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS (G)                                  0.19          0.74         1.33         1.69          1.41
                                                               ====================================================================

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Notes:

(A) The term "earnings" shall be defined as income from continuing operations before income taxes and adjustment for for minority interests, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less equity income in equity affiliates, capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(B) Excludes income (loss) from discontinued operations, and cumulative effect of change in accounting principle recorded in 1999.

(C) Includes State income taxes and Federal income taxes on continuing operations, and excludes taxes applicable to the cumulative effect of change in accounting principle recorded in 1999.

(D) Fixed charges consist of interest expense on indebtedness of continuing operations, including that interest included in debt service expense in the Company's consolidated financials statements, amortization of deferred financing costs, capitalized interest and the portion of lease rental expense that is representative of the interest factor.

(E) Excludes interest expense from discontinued operations.

(F) Preferred dividends includes the amount of preferred dividends divided by (1 minus the effective income tax rate applicable to continuing operations).

(G) For 2000 and 1999, the deficiency of earnings to fixed charges totaled
$131,386,000 and $39,984,000, respectively, and the deficiency of earnings to combined fixed charges and preference share dividends totaled $131,483,000 and $40,153,000, respectively. These deficiencies are due mainly to losses from continuing operations incurred in 2000 and 1999, of which pre-tax changes of $77,240,000 in 2000 relate to the write-down of net assets held for sale.